Exhibit 5.1

March 31, 2008

By EDGAR

Power Medical Interventions, Inc.
2021 Cabot Boulevard
Langhorne, Pennsylvania 19047

Re:	PowerMed, Inc. 2000 Stock Option Plan
Power Medical Interventions, Inc. 2004 Stock Incentive Plan
Power Medical Interventions, Inc. 2007 Equity Incentive Plan
Power Medical Interventions, Inc. 2007 Employee Stock Purchase Plan

Ladies and Gentlemen:

We have acted as counsel for Power Medical Interventions, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-8 (the “Registration Statement”) relating to the offering of up to 2,446,304 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”), consisting of 492,390 Shares (the “2000 Plan Shares”) issuable pursuant to the PowerMed, Inc. 2000 Stock Option Plan (the “2000 Plan”), 946,124 Shares (the “2004 Plan Shares”) issuable pursuant to the Power Medical Interventions, Inc. 2004 Stock Incentive Plan (the “2004 Plan”), 932,790 Shares (the “2007 Plan Shares”) issuable pursuant to the Power Medical Interventions, Inc. 2007 Equity Incentive Plan (the “2007 Plan”) and 75,000 Shares (the “ESPP Shares”) issuable pursuant to the Power Medical Interventions, Inc. 2007 Employee Stock Purchase Plan (the “ESPP”, and together with the 2000 Plan, 2004 Plan and the 2007 Plan, the “Plans”).

In arriving at the opinions expressed below, we have examined and relied on the following documents: (a) the Registration Statement; (b) the Plans; (c) the Certificate of Incorporation and Bylaws of the Company, each as amended to date; and (d) the records of meetings and consents of the Board of Directors and stockholders of the Company provided to us by the Company.  In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such records, documents and instruments of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinion below, we assume that the purchase price of the Shares, or the value of other consideration received by the Company for the Shares, will be greater than or equal to the par value per share of the Shares.

Based upon the foregoing, we are of the opinion that:

1.          The 2000 Plan Shares, when issued and delivered upon the exercise of options granted pursuant to the 2000 Plan against the receipt of the purchase price or other consideration therefor, as specified by the terms of each such option, will be legally and validly issued, fully paid and nonassessable.

2.          The 2004 Plan Shares, when issued and delivered upon the exercise of options granted pursuant to the 2004 Plan against the receipt of the purchase price or other consideration therefor, as specified by the terms of each such option, will be legally and validly issued, fully paid and nonassessable.

3.          The 2007 Plan Shares, when issued and delivered upon the exercise of options or pursuant to other awards granted pursuant to the 2007 Plan against the receipt of the purchase price or other consideration therefor, if any, as specified by the terms of each such option or award, will be legally and validly issued, fully paid and nonassessable.

4.          The ESPP Shares, when issued and sold pursuant to the ESPP and against the receipt of the purchase price or other consideration therefor, as specified by the ESPP will be legally and validly issued, fully paid and nonassessable.

We express no opinion as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such Law and such Constitution) and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the reference to our firm under the caption, “Interests of Named Experts and Counsel.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission.

FOLEY HOAG LLP

By:	/s/ Robert W. Sweet
a Partner